BEYOND COMMERCE, INC.

CERTIFICATE OF DESIGNATIONS OF

PREFERENCES, POWERS, RIGHTS AND LIMITATIONS OF

SERIES C CONVERTIBLE PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), Beyond Commerce, Inc., a company organized and existing under the State of Nevada (the “Corporation”),

DOES HEREBY CERTIFY that, the Board of Directors, by unanimous written consent of all members of the Board of Directors on March 5, 2021, duly adopted this Certificate of Designations of Preferences, Powers, Rights and Limitations of Series C Convertible Preferred Stock, by adoption of a resolution which reads as follows:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 60,000,400 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, powers, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any Series and the designation thereof, of any of them;

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to designate the rights, preferences, restrictions and other matters relating to the Series C Convertible Preferred Stock, which will consist of up to 50,000,000 shares of the Preferred Stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Preferred Stock shall have the following powers, rights, preferences, and restrictions as follows:

I.Terms of Preferred Stock.

A.Designation and Amount. A series of Preferred Stock is hereby designated as the Corporation’s Series C Convertible Preferred Stock, par value of $0.001 per share (the “Series C Preferred Stock”), the number of shares of which so designated are 50,000,000 shares of Series C Preferred Stock; which Series C Preferred Stock will not be subject to increase without any consent of the holders of the Series C Preferred Stock (each a “Holder” and collectively, the “Holders”) that may be required by applicable law.

B.Ranking and Voting.

1.Ranking. The Series C Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) pari passu with the Corporation’s Common Stock, $0.001 par value per share (“Common

Stock”); (b) junior to all other series of Preferred Stock, as such may be designated as of the date of this Designation, or which may be designated by the Corporation after the date of this Designation (the “Other Preferred”), and (c) junior to all existing and future indebtedness of the Corporation.

2.Voting. Holders of the Series C Preferred Stock shall vote on all matters requiring a vote of the shareholders of the Corporation, together with the holders of shares of Common Stock and other classes of preferred stock entitled to vote, as a single class. Subject to the applicable beneficial ownership limitation in Section I.F.3 below, each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such holder’s Preferred Shares would be convertible using the record date for determining the stockholders of the Corporation eligible to vote on such matters as the date as of which the number of Conversion Shares is calculated. Holders of the Series C Preferred Stock will also be entitled to vote as a separate class with respect to any matter as to which such voting rights are required by applicable law.

C.Term.  The term of the Series C Preferred Stock will be perpetual.

D.Dividends.  The Series C Preferred Stock will not accrue any dividends, and no dividends will be payable with respect to any shares of Series C Preferred Stock.

E.Redemption.  The Series C Preferred Stock is not redeemable, and the Corporation will not be required to redeem any shares of Series C Preferred Stock for cash under any circumstances.

F.Conversion.

1.Fixed Conversion Price.  Each share of Series C Preferred Stock is convertible into 10,000 shares of Common Stock.

2.Mechanics of Conversion.

a.One or more shares of the Series C Preferred Stock may be converted, in part or in whole, into shares of Common Stock, at any time or times after the Issuance Date that sufficient authorized and unissued shares of Common Stock are available, in the sole and absolute discretion of Holder, by delivery of one or more written notices to the Corporation or its transfer agent (each, a “Conversion Notice”), of the Holder’s election to convert any or all of its Series C Preferred Stock.  Each Conversion Notice will set forth the number of shares of Series C Preferred Stock being converted, and the number of shares of Common Stock due upon such conversion (”Conversion Shares”).

b.As soon as practicable, and in any event within 1 Trading Day of receipt of a Conversion Notice, time being of the essence, the Corporation will do all of the following: (i) transmit the Conversion Notice by facsimile or electronic mail to the Holder, and to the Corporation’s transfer agent (the “Transfer Agent”) with instructions to comply with the Conversion Notice; (ii) either

(A) if the Corporation is approved through The Depository Trust Corporation (“DTC”), authorize and instruct the credit by the Transfer Agent the aggregate number of Conversion Shares set forth in the Conversion Notice, to Holder’s or its designee’s balance account with the DTC Fast Automated Securities Transfer (FAST) Program, through its Deposit/Withdrawal at Custodian (DWAC) system, or (B) only if the Corporation is not approved through DTC, issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice a certificate registered in the name of Holder or its designee, for the number of Conversion Shares set forth in the Conversion Notice, bearing no restrictive legend unless a registration statement covering the Conversion Shares is not effective and neither Company nor Investor provides an opinion of counsel to the effect that Conversion Shares may be issued without restrictive legend; and (iii) if it contends that the Conversion Notice is in any way incorrect, a through explanation of why and its own calculation, or the Conversion Notice will conclusively be deemed correct for all purposes. The Corporation will at all times diligently take or cause to be taken all actions reasonably necessary to cause the Conversion Shares to be issued as soon as practicable.

c.If the Corporation for any reason does not issue or cause to be issued to the Holder within three (3) Trading Days after the date of a Conversion Notice, the number of Conversion Shares stated in the Conversion Notice, then, in addition to all other remedies available to the Holder, as liquidated damages and not as a penalty, the Corporation will pay in cash to the Holder on each day after such 3rd Trading Day that the issuance of such Conversion Shares is not timely effected an amount equal to 2% of the product of (i) the aggregate number of Conversion Shares not issued to the Holder on a timely basis and to which the Holder is entitled and (ii) the highest Closing Price of the Common Stock between the date on which the Corporation should have issued such shares to the Holder and the actual date of receipt of Conversion Shares by Holder. It is intended that the foregoing will serve to reasonably compensate Holder for any delay in delivery of Conversion Shares, and not as punishment for any breach by the Corporation. The Corporation acknowledges that the actual damages likely to result from delay in delivery are difficult to estimate and would be difficult for Holder to prove.

d.Notwithstanding any other provision: all of the requirements of this Section I.F are each independent covenants; the Corporation’s obligations to issue and deliver Conversion Shares upon any Conversion Notice are absolute, unconditional and irrevocable; any breach or alleged breach of any representation or agreement, or any violation or alleged violation of any law or regulation, by any party or any other person will not excuse full and timely performance of any of the Corporation’s obligations under these sections; and under no circumstances may the Corporation seek or obtain any temporary, interim or preliminary injunctive or equitable relief to prevent or interfere with any issuance of Conversion Shares to Holder.

e.If for any reason whatsoever Holder does not timely receive the number of Conversion Shares stated in any Conversion Notice, Holder will be entitled to a compulsory remedy of immediate specific performance, temporary, interim and, preliminary and final injunctive relief requiring Corporation and its transfer agent, attorneys, officers and directors to immediately issue and deliver the number of Conversion Shares stated by Holder, which requirement will not be stayed for any reason, without the necessity of posting any bond, and which Corporation may not seek to stay or appeal.

f.No fractional shares of Common Stock are to be issued upon conversion of Series C Preferred Stock. The Holder will not be required to deliver the original certificates for the Series C Preferred Stock in order to effect a conversion hereunder. The Corporation will pay any and all taxes which may be payable with respect to the issuance and delivery of any Conversion Shares.

3.Stock Splits. If the Corporation at any time on or after the filing of this Certificate of Designations subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the applicable number of Conversion Shares due upon conversion will be proportionately increased. If the Corporation at any time on or after such Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the applicable number of Conversion due upon conversion will be proportionately decreased. Any adjustment under this Section will automatically become effective when the subdivision or combination becomes effective.

4.Rights. In addition to any adjustments pursuant to Section I.F.3, if at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Holder could have acquired if Holder had held the number of shares of Common Stock acquirable upon conversion of all Preferred Stock held by Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

G.Notices. The holders of shares of Series C Preferred Stock are entitled to the same rights as the holders of Common Stock with respect to rights to receive notices, reports and audited accounts from the Company and with respect to attending stockholder meetings.

H.Beneficial Ownership Limitation.  Notwithstanding any other provision, at no time may the Corporation issue shares of Common Stock to Holder which, when aggregated with all other shares of Common Stock then deemed beneficially owned by Holder, would result in Holder owning more than 4.99% of all Common Stock outstanding immediately after giving effect to such issuance, as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that Holder may increase or have increased such amount to 9.99% (but in no event exceeding 9.99% at any one time) upon not less than 61 days’ prior notice to the Corporation.  To the extent that any conversion would otherwise result in exceeding the beneficial ownership limitation set forth in the preceding sentence, the Conversion Notice will specify the number of shares that may be delivered without exceeding the limitation, and any issuance beyond such extent will be held in abeyance until such time as it would not result in Holder exceeding the beneficial ownership limitation. No provision of this paragraph may be waived by Holder or the Corporation.

II.General.

A.Notices. Any and all notices to the Corporation will be addressed to the Corporation’s Chief Executive Officer at the Corporation’s principal place of business on file with the Secretary of State of the State of Nevada. Any and all notices or other communications or deliveries to be provided by the Corporation to any Holder hereunder will be in writing and delivered personally, by electronic mail or facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the electronic mail, facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such electronic mail, facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder will be deemed given and effective on the earliest of (1) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail prior to 5:30 p.m. Eastern time, (2) the date after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail later than 5:30 p.m. but prior to 11:59 p.m. Eastern time on such date, (3) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (4) upon actual receipt by the party to whom such notice is required to be given, regardless of how sent.

B.Lost or Mutilated Preferred Stock Certificate. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series C Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably  satisfactory  to  the  Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

C.Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and will not be deemed to limit or affect any of the provisions hereof.

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NOW THEREFORE BE IT RESOLVED, that the Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Corporation be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Corporation; and it is further

RESOLVED, that this Designation may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this Designation or any counterpart hereof to produce or account for any of the other.

IN WITNESS WHEREOF, the Corporation has caused this “Certificate of Designations of Preferences, Powers, Rights and Limitations of Series C Convertible Preferred Stock” to be duly executed and approved this 5th day of March, 2021.

By:	/s/ Geordan Pursglove
Name:	Geordan Pursglove
Its:	Chief Executive Officer